Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Second Quarter 2021 Results

•	Q2 2021 net revenue of $73.0 million exceeds high end of guidance, which includes a $5.3 million SAP software sale transaction
•	Q2 2021 GAAP EPS of $0.32
•	Q2 2021 pro forma EPS of $0.39, which exceeds the high end of guidance or $0.30, excluding the SAP software sale transaction, which is at the high end of guidance
•	Board of Directors declares a $0.10 per share quarterly dividend

MIAMI, FL – August 10, 2021 - The Hackett Group, Inc. (NASDAQ: HCKT), a global intellectual property-based strategic consultancy and leading enterprise benchmarking and best practices digital transformation firm, today announced its financial results for the second quarter, which ended on July 2, 2021.

Second quarter 2021 net revenue (gross revenue less reimbursable expenses) from continuing operations was $73.0 million, up 39%, as compared to the same COVID impacted period in the prior year, and up 15% sequentially from the first quarter of 2021 as client engagement and demand improved throughout the quarter. Excluding the SAP software sale, revenue totaled $67.7 million, a sequential increase of 7% and 29% when compared to the same period in the prior year.

GAAP diluted earnings per share were $0.32 for the second quarter of 2021, as compared to GAAP diluted loss per share of $0.13 when compared to the same COVID impacted period in the prior year, which included a restructuring charge related to staff reductions.

Second quarter 2021 pro forma diluted earnings per share were $0.39, or $0.30 excluding the software sale transaction, as compared to $0.06 in the same period in the prior year. Pro forma information is a non-GAAP financial presentation provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

At the end of the second quarter of 2021, the Company's cash balances were $52.5 million with no outstanding debt. During the quarter, the Company repurchased 491 thousand shares of its stock at an average price of $17.58 for a total of $8.6 million. As of the end of the second quarter of 2021, the Company's remaining share repurchase program authorization was $13.6 million.

Subsequent to the end of the second quarter, the Company's Board of Directors declared a quarterly dividend of $0.10 per share for its shareholders of record on September 24, 2021, to be paid on October 8, 2021.

“Our revenues and pro forma EPS continued to improve as the demand for digital transformation solutions is clearly evident,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group, Inc. “We expect the momentum for IP centric digital transformation and cloud enterprise software solutions to continue for the balance of the year.”

Based on the current economic outlook, the Company's estimates total net revenue for the third quarter of 2021 to be in the range of $66.0 million to $68.0 million. The Company estimates pro forma diluted earnings per share for the third quarter of 2021 to be in the range of $0.28 and $0.30.

Other Highlights

Digital World-Class Research – The Hackett Group launched its 2021 Digital World-Class campaign, spotlighting the true performance potential in a technology-enabled operation and our new digital world-class benchmark results in Finance, Procurement, HR, and IT. Podcasts were released for each research piece, and virtual round table events were also held.

Digital Awards – In early July, The Hackett Group announced the winners of its 2021 Digital Awards, which spotlight companies that are on the cutting edge of using digital transformation solutions, including automation, advanced analytics, and AI to hyper-automate end-to-end  business operations. This year’s winners were: Alcon for Plan-to-Results (Data Analytics); Bosch for Purchase-to-Pay; Citibank for Account-to-Report; Mondelēz International for Order-to-Cash; Reckitt for IT Opportunity-to-Deployment; Vodafone Procurement Company for Source-to-Purchase; and Wipro Limited for Hire-to-Retire.

Working Capital Research – In early July, The Hackett Group released research results showing that the pandemic drove significant changes in working capital performance among the 1000 largest non-financial U.S. companies in 2020. Drops in revenue and cost of goods sold were seen in many industries, and this was a major factor affecting overall working capital performance, the survey found. But companies also dramatically slowed payments to suppliers, and disrupted demand and unsold products drove inventory to higher levels. In addition, companies increased their cash on hand by 40% to protect themselves from the impact of the pandemic, and continued to accrue debt at record levels, with debt rising by 10% year-over-year. Capital expenditures also fell to record low levels, as companies cut spending and conserved cash in anticipation of further market uncertainty.

Supplier Diversity Research – The Hackett Group released new research and also held an executive Webinar showing that companies are making plans to dramatically expand their supplier diversity programs over the next few years in response to the worldwide calls for social reform and racial equality. According to The Hackett Group’s study, companies globally dedicate 7.2% of their spend to diverse-owned business currently, which is equal to $72 million per billion of total spend. But by 2025, companies expect a more than 50% increase in their diversity spend goals, with an average target of 13% of their spend dedicated to companies across a wide range of under-represented diversity groups, including: minority-owned, women-owned, veteran-owned, service-disabled veteran-owned, historically underutilized business-zone located businesses, LGBTQ-owned businesses, and indigenous businesses.

On Tuesday, August 10, 2021, senior management will discuss second quarter results in a conference call at 5:00 P.M. ET.  The number for the conference call is (800) 593-0486, [Passcode: Second Quarter].  For International callers, please dial (517) 308-9371. Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, August 10, 2021 and will run through 5:00 P.M. ET on Tuesday, August 24, 2021.  To access the rebroadcast, please dial (800) 395-6236. For International callers, please dial (203) 369-3270.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service.  To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.  An online replay of the call will be available after 8:00 P.M. ET on Tuesday, August 10, 2021 and will run through 5:00 P.M. ET on Tuesday, August 24, 2021.  To access the replay, visit www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group

The Hackett Group (NASDAQ: HCKT) is an intellectual property-based strategic consultancy and leading enterprise benchmarking and best practices digital transformation firm to global companies, with offerings that include cloud ERP, EPM and analytics implementation. Services include business transformation, enterprise analytics and global business services. The Hackett Group also provides dedicated expertise in business strategy, operations, finance, human capital management, strategic sourcing, procurement and information technology, including its distinguished Oracle, SAP, Coupa and OneStream practices.

The Hackett Group has completed nearly 20,000 benchmarking studies with major corporations and government agencies, including 93% of the Dow Jones Industrials, 91% of the Fortune 100, 80% of the DAX 30 and 55% of the FTSE 100.  These studies drive The Hackett’s Group’s Digital Transformation Platform which includes the firm's benchmarking metrics, best practices repository and best practice configuration guides and process flows, which enable The Hackett Group’s clients and partners to achieve digital world-class performance.

More information on The Hackett Group is available at: www.thehackettgroup.com, info@thehackettgroup.com, or by calling (770) 225-3600.

 # # #

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the impact of the coronavirus pandemic, including the duration and severity of the pandemic, the economic impact of the pandemic and the timing of an economic recovery, demand for our services, our ability to manage our business and capital resources through the pandemic, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to retain existing business, our ability to attract additional business through strategic initiatives or otherwise, our ability to effectively market and sell our product offerings and other services, including those referenced above, the timing of projects and the potential for contract cancellations by our customers, especially given that our clients are also impacted by the pandemic, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, the impact of Brexit on our business, changes in general economic conditions and interest rates, as well as other risks detailed in our Annual Report on Form 10-K for the most recent fiscal year as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2021	2020	2021	2020
Revenue:
Revenue before reimbursements ("net revenue")	$72,997	$52,632	$136,407	$117,818
Reimbursements	200	119	276	4,466
TOTAL REVENUE FROM CONTINUING OPERATIONS	73,197	52,751	136,683	122,284

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses	41,448	38,654	80,760	79,767
Non-cash stock compensation expense	1,668	1,600	3,267	2,941
Acquisition-related compensation expense	-	29	11	29
Acquisition-related non-cash stock compensation expense	111	259	359	512
Reimbursable expenses	200	119	276	4,466
TOTAL COST OF SERVICE	43,427	40,661	84,673	87,715

Selling, general and administrative costs	14,416	11,413	26,802	25,310
Non-cash stock compensation expense	874	483	1,614	1,119
Amortization of intangible assets	263	238	524	476
Restructuring costs	-	5,034	-	5,034
TOTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	15,553	17,168	28,940	31,939

TOTAL COSTS AND OPERATING EXPENSES	58,980	57,829	113,613	119,654

INCOME (LOSS) FROM OPERATIONS	14,217	(5,078)	23,070	2,630

Other expense:
Interest expense	(25)	(41)	(50)	(78)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	14,192	(5,119)	23,020	2,552
Income tax expense (benefit)	3,660	(1,186)	6,120	950
INCOME (LOSS) FROM CONTINUING OPERATIONS	10,532	(3,933)	16,900	1,602
Loss from discontinued operations (2)	-	-	(7)	(8)
NET INCOME (LOSS)	$10,532	$(3,933)	$16,893	$1,594

Weighted average common shares outstanding:
Basic	30,094	30,015	30,151	29,952
Diluted	32,970	30,015	32,870	32,301

Basic net income (loss) per common share:
Income (loss) per common share from continuing operations	$0.35	$(0.13)	$0.56	$0.05
Loss per common share from discontinued operations (2)	-	-	(0.00)	(0.00)
Basic net income (loss) per common share	$0.35	$(0.13)	$0.56	$0.05

Diluted net income (loss) per common share:
Income (loss) per common share from continuing operations	$0.32	$(0.13)	$0.51	$0.05
Loss per common share from discontinued operations (2)	-	-	0.00	(0.00)
Diluted net income (loss) per common share	$0.32	$(0.13)	$0.51	$0.05

Page 5 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

PRO FORMA DATA (1):
Income (loss) from continuing operations before income taxes	$14,192	$(5,119)	$23,020	$2,552
Non-cash stock compensation expense	2,542	2,083	4,881	4,060
Acquisition-related compensation expense	-	29	11	29
Acquisition-related non-cash stock compensation expense	111	259	359	512
Restructuring costs	-	5,034	-	5,034
Amortization of intangible assets	263	238	524	476
PRO FORMA INCOME BEFORE INCOME TAXES	17,108	2,524	28,795	12,663
Pro forma income tax expense	4,277	631	7,199	3,166
PRO FORMA NET INCOME	$12,831	$1,893	$21,596	$9,497

Pro forma basic net income per common share	$0.43	$0.06	$0.72	$0.32
Weighted average common shares outstanding	30,094	30,015	30,151	29,952

Pro forma diluted net income per common share	$0.39	$0.06	$0.66	$0.29
Weighted average common and common equivalent shares outstanding	32,970	32,338	32,870	32,301

(1) The Company provides pro forma earnings results (which exclude the amortization of intangible assets, non-cash stock compensation expense, acquisition-related one-time expense, and include a normalized tax rate, which is our long-term projected cash tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors and by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

(2) Discontinued operations relate to the discontinuance of the Company’s European Working Capital group.

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The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 2,	January 1,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$52,453	$49,455
Accounts receivable and contract assets, net	47,202	32,778
Prepaid expenses and other current assets	2,623	2,599
Total current assets	102,278	84,832
Property and equipment, net	17,844	18,158
Other assets	1,142	1,680
Goodwill	85,394	85,297
Operating lease right-of-use assets	2,100	2,578
Total assets	$208,758	$192,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,715	$6,098
Accrued expenses and other liabilities	34,609	25,084
Contract liabilities (deferred revenue)	13,884	8,765
Operating lease liabilities	2,382	2,620
Total current liabilities	55,590	42,567
Long-term deferred tax liability, net	6,325	5,588
Operating lease liabilities	2,480	3,503
Total liabilities	64,395	51,658

Shareholders' equity	144,363	140,887
Total liabilities and shareholders' equity	$208,758	$192,545

Page 7 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	July 2,	April 2,	June 26,
	2021	2021	2020
Revenue Breakdown by Group:
(in thousands)
S&BT (3)	$26,447	$25,738	$17,484
EEA (4)	40,521	32,138	30,713
International (5)	6,029	5,534	4,435
Net revenue from continuing operations (6)	$72,997	$63,410	$52,632

Revenue Concentration:
(% of total revenue)
Top customer	7%	3%	6%
Top 5 customers	19%	13%	17%
Top 10 customers	30%	22%	27%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	1,001	943	908
Total headcount	1,210	1,149	1,110
Days sales outstanding (DSO)	59	55	64
Cash provided by operating activities (in thousands)	$13,756	$5,895	$14,547
Depreciation (in thousands)	$849	$874	$883
Amortization (in thousands)	$263	$261	$238

Remaining Plan authorization:
Shares purchased (in thousands)	489	136	-
Cost of shares repurchased (in thousands)	$8,603	$2,106	-
Average price per share of shares purchased	$17.58	$15.45	-
Remaining Plan authorization (in thousands)	$13,575	$2,178	$5,645

Shares Purchased to Satisfy Employee Net Vesting Obligations:
Shares purchased (in thousands)	2	108	2
Cost of shares purchased (in thousands)	$38	$1,606	$25
Average price per share of shares purchased	$17.63	$14.85	$13.29

(3) Strategy and Business Transformation Group (S&BT) includes the results of our IP as-a-service offerings, which includes our North America Executive Advisory Programs, our Benchmarking Services and our Business Transformation Practices.

(4) ERP, EPM and Analytics Solutions (EEA) includes the results of our North America Oracle EEA and SAP Solutions Practices and One Stream.

(5) International Groups include the results of our S&BT and EEA Practices, primarily in Europe.

(6) Net revenue excludes reimbursable expenses which are primarily travel-related expenses passed through to a client with no associated margin.

(7) Certain reclassifications have been made to conform with current reporting requirements.